UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  FORM 12b-25
                           NOTIFICATION OF LATE FILING




(Check One)
[X] Form 10-QSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-KSB [ ] Form N-SAR

For Period Ended: September 30, 2004
                  -----------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ________________________


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

Innovation Holdings, Inc.
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Full Name of Registrant:

Not Applicable
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Former Name if Applicable

14622 Ventura Boulevard, Suite 1015
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Address of Principal Executive Office (Street and Number)

Sherman Oaks, California 91403
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City, State, Zip Code

PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 XX   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
 XX   (b) The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
-- due date; or the subject quarterly report of transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE


The Registrant is in the process of compiling information for the quarter period ended September 30, 2004, for the Form 10-QSB, all of which information has not been received.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Robert Blagman                       (818)             426-8737
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     (Name) (Area Code) (Telephone No.)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [ X ] Yes [ ] No


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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

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                         Innovation Holdings, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 15, 2004                    By: /s/ Robert Blagman
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                                         Robert Blagman, President & CEO